Execution

EXHIBIT 7.03

TERM LOAN FACILITY AGREEMENT

Dated 22 November 20 10

HARBIN ELECTRIC, INC.
as Borrower

and

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

as Lender

USD35,000,000 and RMB100,000,000
TERM LOAN FACILITY AGREEMENT

KING & WOOD
9/F., Hutchison House
Central, Hong Kong

Tel.: (852) 2848 4848
Fax: (852) 2845 2995
Ref.: 710110036/CR/JL

HRBN - Term Loan Facility Agreement

CONTENTS

- i -

THIS AGREEMENT is dated 22 November 2010 and made between:

1
HARBIN ELECTRIC, INC., a limited liability company incorporated under the laws of the State of Nevada with its principal place of business at No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, People's Republic of China 150060 as borrower (the "Borrower"); and

2	CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH ( ) of Suite 3307- 15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong as lender (the "Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Authorised Person" means a person duly authorised to act on behalf of any of the Obligors, as the case may be, and any permitted attorney-in-fact or delegate of such person.

"Availability Period" means the period six (6) months from and including the date of this Agreement.

"Available Facility" means, in relation to a Facility, at any time the Lender's Commitment under that Facility minus:

(a)	the aggregate amount of any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the aggregate amount of any Loan that is due to be made under that Facility on or before the proposed Utilisation Date.

"Baring Asia" means Baring Private Equity Asia Group Limited.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the business day following receipt or recovery and ending on the last day of the current Interest Period.

"Commitment" means Facility A Commitment or Facility B Commitment; and "Commitments" means both of them.

"Common Stock" means any stock of any class of the Borrower which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Borrower and which is not subject to redemption by the Borrower.

"Consortium Agreement" means a consortium agreement dated 10 October 20 10 between Baring Asia and the Share Pledgor.

"Debt Service Account" has the meaning ascribed to it in Schedule 7 (Debt Service Account).

"Default Notice" means a notice issued in accordance with this Agreement by the Lender to the Borrower notifying the Borrower of the occurrence of an Event of Default.

"Event of Default" means any event or circumstance specified as such in Schedule 6 (Events of Default).

"Facility" means Facility A or Facility B; and " Facilities" means both of them.

"Facility A" means the US Dollar term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility A Commitment" means the amount under the heading "Facility A Commitment" in Schedule 1 (Commitments) to the extent not cancelled or reduced by the Lender under this Agreement.

"Facility A Margin" means three per cent. (3%) per annum.

"Facility A Loan" means, as the context requires, a loan made or to be made under Facility A or the principal amount outstanding at any time of that loan.

"Facility B" means the RMB term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility B Commitment" means the amount under the heading "Facility B Commitment" in Schedule 1 (Commitments) to the extent not cancelled or reduced by the Lender under this Agreement.

"Facility B Margin" means two and a half per cent. (2.5%) per annum.

"Facility B Loan" means, as the context requires, a loan made or to be made under Facility B or the principal amount outstanding at any time of that loan.

"Finance Documents" means the followings:-

(a)	this Agreement;

(b)	the Security Documents; and

(c)	any other document or agreement designated in writing as such by the Borrower and the Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the general applicable accounting standards, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Final Maturity Date" means the date falling thirty-six (36) months after the first Utilisation Date.

"GAAP" means United States Generally Accepted Accounting Principles.

"Group" means the Borrower and its subsidiaries from time to time.

"Group Companies" means the members of the Group; and "Group Company" means each of them.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"Interest Payment Date" means the last day of each Interest Period.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Lender at its request);

as of 11:00am (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars and for a period of comparable to the Interest Period for that Loan.

"Loan" means a Facility A Loan or a Facility B Loan.

"Margin" means in relation to a Facility A Loan, Facility A Margin and in relation to a Facility B Loan, Facility B Margin.

"Material Adverse Change" means any event or circumstance that has or could reasonably be expected to have a material adverse effect.

"Obligors" means the Borrower, the Share Pledgor and any other person (other than the Lender) who is a party to a Finance Document; and "Obligor" means any of them.

"Original Financial Statements" means the audited and consolidated financial statements of the Group for the financial year ended 3 1 December 2009.

"Party" means a party to this Agreement.

"Permitted Holders" means the Share Pledgor and its estate, spouse, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any entity of which the foregoing beneficially own, individually or collectively with any of the foregoing, at least 80% of the total voting power of the voting shares of such entity.

"Permitted Security Interest" means

(i)	the Security Interests created pursuant to the Security Documents;

(ii)
any Security Interest arising or constituted under any retention of title or similar provision in a supplier's or vendor's terms and conditions of supply or sale of goods or materials acquired by the Borrower in the ordinary course of business and provided no default exists in respect of the obligations which the Security Interest secures;

(iii)
any Security Interest for any Taxes which are not yet due or remain payable without penalty (other than those which are currently being contested in good faith by appropriate proceedings and in respect of which the Borrower has made adequate reserve (being not less than an amount which would be required to be reserved in accordance with GAAP)) provided always that no document has been filed, registered, recorded or lodged with any court, registry, office, or regional, provincial, governmental or other authority by any person for the purpose of perfecting or preserving such Security Interest or the priority thereof;

(iv)
any Security Interest arising or constituted by any lease, rental, hire, conditional sale or similar agreement entered into by the Borrower relating to the assets acquired by it in the ordinary course of business (and not for the primary purpose of raising finance) provided always that the entry into and performance of such arrangements does not contravene any provision of any of the Finance Documents;

(v)
any Security Interest on property acquired by the Borrower after the date hereof which existed on such property at the time of its acquisition (but which was not created in anticipation thereof) provided that the terms thereof and the acquisition of such property do not contravene any provision of any of the Finance Documents and the principal amount secured thereby has not been increased in contemplation of, or since the acquisition of that property by the Borrower;

(vi)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

"Potential Event of Default" means any event or circumstance specified in Schedule 6 (Events of Defaults) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"PRC" means the People's Republic of China excluding, for the purpose of this Agreement, Hong Kong.

"Quotation Day" means, in relation to any currency for any period for which an interest rate is to be determined, the day as determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotation would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means such banks as may be appointed by the Lender.

"Related Business" means any designing, developing, manufacturing, supplying, and servicing of electric motors including linear motors, specialty micro-motors, and industrial rotary motors.

"Release Date" means the date on which the Lender has certified that the Secured Indebtedness has been irrevocably and unconditionally paid and discharged in full.

"Relevant Interbank Market" means in relation to US Dollars, the London interbank market and, in relation to RMB, the Shanghai interbank market.

"Repayment Dates" means the dates falling twenty-four (24) and thirty-six (36) months respectively after the first Utilisation Date (irrespective of the Facility under which the first Utilisation is made); and "Repayment Date" means each of them.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers, Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to SHIBOR, the Shanghai Interbank Offered Rate calculated by National Interbank Funding Center for the relevant currency and period'

displayed on the appropriate page of the (in relation to LIBOR) Reuters screen and (in relation to SHIBOR) the website www.shibor.org. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

"Security Documents" means

(a)	the Share Pledge Agreement; and

(b)
any other security documents for the time being or from time to time constituting security for the Secured Indebtedness and any other document which may be designated a Security Document with the consent of the Borrower and shall include all notices, acknowledgements or other documents required pursuant thereto or in connection therewith and reference to "Security Document" includes reference to any one thereof.

"Secured Indebtedness" means all present and future indebtedness, obligations and liability (whether actual or contingent and whether owed on a joint and several basis, or in any capacity whatsoever) of the Obligors to the Lender under the Finance Documents.

"Security Interest" means (i) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (ii) any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person or (iii) any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect.

"Share Pledge Agreement" means a pledge and security agreement entered or to be entered into between the Share Pledgor as pledgor and the Lender as pledgee in respect of the Common Stock including all amendments attached thereto pursuant to the terms of the Share Pledge Agreement.

"Share Pledgor" means Mr. Yang Tianfu (杨天夫), holder of PRC passport No. G33266303.

"Share Value" has the meaning ascribed to it in the Share Pledge Agreement.

"SHIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for RMB for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the Shanghai interbank market (as supplied to the Lender at its request);

as of 11:30am (Beijing time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in RMB and for a period of comparable to the Interest Period for that Loan.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 12.1 (Tax definitions).

"Trading Day" shall mean (a) if the Common Stock is listed or admitted for trading on the New York Stock Exchange, a day on which trades may be made on such exchange, (b) if the Common Stock is quoted on the Nasdaq Stock Market, a day on which trades may be made thereon or (c) if the Common Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Trading Market" has the meaning ascribed to it in the Share Pledge Agreement.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under this Agreement.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Borrower", the "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"affiliate" of any specified person means:

(a)	any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, or

(b)	any other person who is a director or officer of:

(1)	such specified person,

(2)	any subsidiary of such specified person,

(3)	any person described in (a) above, or

(c)	any spouse, parent, child, brother or sister of any personal described in (a) or (b) above;

(iii)
"applicable law or regulation" includes any law, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iv)	a document is in "agreed form" if it is agreed and initialled for the purpose of identification as such by the Borrower and the Lender;

(v)	"assets" includes present and future properties, revenues and rights of every description;

(vi)	"authorisation" means:

(a)	an authorization, consent, approval, resolution, licence, exemption, filing, notarization, lodgement or registration; or

(b)
in relation to anything which will be fully or partly prohibited or restricted by law if a government agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

(vii)
"business day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Hong Kong and (if such reference relates to a date for a payment in US Dollars) London or (if such reference relates to a date for a payment in RMB) Shanghai;

(viii)
"contractual obligations" means, as to any person, any provision of any security issued by such person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such person is a party or by which it or any of such person's property is bound;

(ix)
"control" means the power to direct the management and policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise and "controlled" shall be construed accordingly;

(x)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(xi)
"governmental agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute);

(xii)	"holding company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a subsidiary;

(xiii)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(xiv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xv)	"indirect tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

(xvi)
"material adverse effect" means a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of the Group ' taken as a whole, (b) the ability of any Obligor to perform its payment obligations or any of its material obligations under any of the Finance Documents to which it is a party, (c) the validity or enforceability of any of the Finance Documents, (d) the material rights and remedies of the Lender under any of the Finance Documents or (e) the timely repayment of the Loan or payment of interest accrued or any other amount payable by the Borrower under this Agreement;

(xvii)	"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a business day, that period shall end on the next business day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding business day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last business day in that calendar month; and

(c)	if an Interest Period begins on the last business day of a calendar month, that Interest Period shall end on the last business day in the calendar in which that Interest Period is to end;

The above rules will apply only to the last month of any period.

(xviii)	"subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(xix)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xx)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxi)	unless a contrary indication appears, a time of day is a reference to Hong Kong time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Potential Event of Default or an Event of Default is "continuing" if it has not been remedied or waived.

(e)
Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbols

(a)	"USD" or "US Dollars" or "Dollars" denotes the lawful currency of the United States of America.

(b)	"RMB" denotes the lawful currency of the PRC.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender make available to the Borrower:

(a)	a US Dollar term loan facility in an aggregate amount equal to the Facility A Commitment; and

(b)	a RMB term loan facility in an aggregate amount equal to the Facility B Commitment.

2.2	Commitments

(a)
Subject to paragraph (b) below, on the date of this Agreement, the currency and amount of the Commitment of the Lender in respect of each Facility is the currency and amount set out in Schedule 1 (Commitments) in respect of that Facility.

(b)	The Commitments of the Lender are subject to any cancellation or reduction thereof in accordance with this Agreement.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities for working capital requirements of the Group.

3.2	Monitoring

The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1
The Borrower may not deliver the first Utilisation Request unless all conditions precedent set out in Part A of Schedule 2 (Conditions Precedent) have been satisfied in accordance with this Clause 4 (Conditions of Utilisation). The Lender shall notify the Borrower promptly upon being satisfied with the same.

4.2
The Borrower's right to submit a Utilisation Request (including the first Utilisation Request) is further subject to all conditions precedent set out in Part B of Schedule 2 (Conditions Precedent) having been satisfied in accordance with this Clause 4 (Conditions of Utilisation).

4.3	The Borrower shall be deemed to have satisfied the conditions precedent in this Clause 4 (Conditions of Utilisation) if:

(i)
the documents and other evidence referred to in Schedule 2 (Conditions Precedent) and any documentary evidence relating to the satisfaction of the conditions precedent set out in Schedule 2 (Conditions Precedent) are delivered to the Lender in form and substance satisfactory to it; and

(ii)
no Material Adverse Change has occurred and no change in applicable law or regulation or in the interpretation thereof shall be applicable that either restrains or prevents or imposes materially adverse conditions upon the transactions contemplated by or in connection with the Finance Documents.

4.4
All copies of documents delivered to the Lender as required under this Clause 4 (Conditions of Utilisation) shall be certified by an Authorised Person as being true and complete copies of the originals.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10:00am (Hong Kong time) on the third business day before the proposed Utilisation Date.

5.2	Completion of Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a business day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)
the bank account specified in the Utilisation Request to which the proceeds of the Utilisation are to be credited is a bank account of the Borrower maintained with a bank acceptable to the Lender or such other account as is acceptable to the Lender.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in each Utilisation Request utilising Facility A and Facility B must be US Dollars and RMB respectively.

(b)
The amount of the proposed Loan must be an amount which is not more than the Available Facility in respect of the corresponding Facility and which is a minimum of USD5,000,000 (in the case of Facility A) or RMB20,000,000 (in the case of Facility B) or, if less, the Available Facility in respect of that Facility.

5.4	Advance

If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available to the Borrower on the Utilisation Date.

5.5	Cancellation of Available Facility

On the expiry of the Availability Period (in the principal financial centre of the country of the relevant currency):

(a)	the Available Facility (if any) in respect of each Facility shall be immediately and automatically reduced to zero; and

(b)
the Commitment under each Facility shall be immediately and automatically reduced by the amount (if any) of the Available Facility in respect of that Facility immediately before the reduction to zero of that Available Facility in accordance with paragraph (a) above.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Facility A Loans in two (2) equal instalments on the Repayment Dates. The Borrower shall repay the Facility B Loans in two (2) equal instalments on the Repayment Dates.

6.2	Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to make, fund or allow to remain outstanding any Loan:

(a)	upon the Lender notifying the Borrower of that event, the Commitments of the Lender will be immediately cancelled; and

(b)
the Borrower shall repay the Loans on the last day of the Interest Period of each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Cancellation

The Facilities may not be cancelled except as otherwise provided in this Agreement.

7.3	Change of Control

(a)	Upon the occurrence of a Change of Control:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event; and

(ii)
the Lender may, by not less than 30 days notice to the Borrower, cancel the Facilities and declare all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of this Clause 7.3 (Change of Control), a "Change of Control" means the occurrence of any of the following event:-

(i)
the Permitted Holders cease to be the beneficial owners, directly or indirectly, of a majority of the total voting power of the voting shares of the Borrower or of at least 30% of the total voting power of the voting shares of the Borrower or any person or persons, acting together, other than the Permitted Holders become the beneficial owner(s) of a higher percentage of the total voting power of the voting shares of the Borrower than that of which the Permitted Holders are beneficial owners, directly or indirectly, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for this purpose, the Permitted Holders will be deemed to beneficially own any voting shares of the specified company held by a parent company so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting shares of such parent company); or

(ii)
the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Borrower and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary or one or more Permitted Holders), shall have occurred, or the Borrower merges consolidates or amalgamates with or into any other person (other than one or more Permitted Holders) or any other person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Borrower, in any such event pursuant to a transaction in which the outstanding voting shares of the Borrower is reclassified into or exchanged for cash, securities or other assets, other than such transaction where:

(1)	the outstanding voting shares of the Borrower is reclassified into or exchanged for other voting shares of the Borrower or for the voting shares of the surviving entity, and

(2)
the holders of the voting shares of the Borrower immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the Borrower or the surviving entity immediately after such transaction and in substantially the same proportion as before the transaction; or

(iii)
individuals who on the date of this Agreement constitute the board of directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Borrower is approved by a vote of not less than three-fourths of the directors then still in office who are either directors on the date of this Agreement or whose election or nomination for election has been previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or the shareholders of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower.

7.4	Voluntary Prepayment

(a)
The Borrower may, if it gives the Lender not less than one (1) month's (or such shorter period as the Lender may agree) prior notice, prepay on an Interest Payment Date or a Repayment Date the whole or any part of any Loan (but, if in part, being an amount that is an integral multiple of USD500,000 (in the case of a Facility A Loan) or RMB2,000,000 (in the case of a Facility B Loan)).

(b)	A Loan may be prepaid only after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.5	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	Any prepayment under Clause 7.3 (Change of Control) or Clause 7.4 (Voluntary Prepayment) shall satisfy the obligations under Clause 6.1 (Repayment of Loans) in inverse chronological order.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in relation to a Facility A Loan, LIBOR and in relation to a Facility B Loan, SHIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on each Interest Payment Date.

8.3	Default interest

(a)
If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accure on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is five per cent. (5%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Lender.

(b)
If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Each Interest Period for a Loan shall be of a duration of six (6) months.

(b)
Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made, whether or not in respect of the same Facility) on the last day of the preceding Interest Period of such Loan.

(c)	An Interest Period shall not extend beyond the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a business day, that Interest Period will instead end on the next business day in that calendar month (if there is one) or the preceding business day (if there is not).

9.3	Consolidation of Loans

If the Interest Periods of two or more Loans end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of that Interest Period PROVIDED THAT a Facility A Loan and a Facility B Loan will not be consolidated into, nor be treated as, a single Loan.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR or SHIBOR (as the case may be) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR or SHIBOR (as the case may be) shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)
Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of making, funding or allowing to remain outstanding that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for US Dollars or SHIBOR for RMB (as the case may be) for the relevant Interest Period; or

(ii)
before noon (Hong Kong time) on the business day immediately following the Quotation Day for the relevant Interest Period, the Lender (acting in good faith) notifies the Borrower that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or SHIBOR (as the case may be).

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above in writing by the Lender and the Borrower shall be binding on each of them.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

The Borrower shall, within three business days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.	FEES

The Borrower shall pay to the Lender an arrangement fee in the amount of five hundred thousand US Dollars (US$500,000) within one (1) month of the date of this Agreement.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax definitions

(a)	In this Clause 12 (Tax Gross Up and Indemnities):

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)
All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three business days of demand of the Lender, promptly indemnify the Lender, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 (Tax indemnity) shall not apply to:

(i)
any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)
any Tax imposed on and calculated by reference to the net income of the office or offices of the Lender through which the Lender will perform its obligations under this Agreement actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which such office or offices the Lender is/are located.

(b)	The Lender intending to make a claim under paragraph (a) shall notify the Borrower of the event giving rise to the claim.

12.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)
within three business days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect tax

(a)
All consideration expressed to be payable under a Finance Document by any Obligor to the Lender shall be deemed to be exclusive of any indirect tax. If any indirect tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the indirect tax.

(b)
Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all indirect tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the indirect tax.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three business days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any applicable law or regulation made after the date of this Agreement. The term "applicable law or regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from a Facility or on the Lender's (or its affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or the making, funding or allowing to remain outstanding any Loan or Unpaid Sum.

13.2	Increased cost claims

(a)	The Lender intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the Lender or its affiliates of any applicable law or regulation.

14.	MITIGATION BY THE LENDER

14.1	Mitigation

(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including (but not limited to):

(i)
providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another affiliate or another office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

The Borrower shall as an independent obligation, within three business days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three business days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	investigating any event which it reasonably believes is an Event of Default or Potential Event of Default;

(c)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(d)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(e)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(f)
funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(g)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(h)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within three business days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three business days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three business days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPESENTATIONS AND WARRANTIES

17.1	Matters represented

The Borrower makes the representations and warranties set out in Schedule 4 (Representations and Warranties) to the Lender.

17.2	Reliance

The Borrower acknowledges the reliance by the Lender on the representations and warranties in entering into this Agreement and each other Finance Document to which it is a party.

17.3	Repetition

The representations and warranties set out in Schedule 4 (Representations and Warranties) shall be deemed to be repeated in the manner and at this provided for in Clause 2 (Repetition) of Schedule 4 (Representations and Warranties).

18.	UNDERTAKINGS

18.1	Content

The Borrower undertakes to the Lender that it shall comply with the undertakings contained in Schedule 5 (Undertakings).

18.2	Duration

The undertakings in Schedule 5 (Undertakings) shall, save as otherwise provided herein, remain in force from the date of this Agreement until the Release Date.

18.3	"Know your customer" checks

The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender for conducting any "know you customer" or other similar procedures under applicable laws and regulations.

19.	EVENTS OF DEFAULT

19.1	Events of Default

Each of the events set out in Schedule 6 (Events of Defaults) shall constitute an Event of Default (howsoever caused and resulting).

19.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	without prejudice to any Loans then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)
cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

20.	CHANGES TO THE PARTIES

20.1	Successors and assigns

This Agreement shall be binding upon and enure to the benefit of each Party and its or any subsequent successors, transferees and assigns.

20.2	No assignments and transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the Lender.

20.3	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

20.4	Assignments and transfers by Lender

The Lender may, subject to Clause 20.5 (Restrictions), at any time, assign all or any of its rights and benefits hereunder and under any Finance Documents to which it is a party or transfer all or any of its rights, benefits and obligations hereunder and under any Finance Documents to which it is a party.

20.5	Restrictions

The Borrower shall not become liable as a result of any assignment or transfer as contemplated by Clause 20.4 (Assignments and transfers by Lender) above to pay an amount or amounts pursuant to Clause 12 (Tax Gross Up and Indemnities) and Clause 13 (Increased Costs) in excess of the amount, if any, which at the time of such assignment or transfer would have been payable had no such assignment or transfer occurred, unless:

20.5.1	such assignment or transfer was made to avoid the occurrence of any illegality;

20.5.2	any assignment or transfer was made following an Event of Default which had occurred and not been remedied; or

20.5.3	such assignment or transfer was requested by or otherwise made at the instigation of the Borrower.

21.	DISCLOSURE OF INFORMATION

The Lender may deliver copies of the Finance Documents and/or disclose any information received by it under or pursuant to any Finance Document or any other information about any Obligor or the Finance Documents as the Lender shall consider appropriate (if, in relation to paragraphs (i)(i) and (i)(ii) below, the person to whom the copies and/or information are to be delivered or disclosed has undertaken to keep such information confidential on terms set out in this Clause 21 (Disclosure of Information) to:

(a)	any of its affiliates;

(b)	its head office and any other branch;

(c)	any of its professional advisers and any other person providing services to it (provided that such person is under a duty of confidentiality, contractual or otherwise, to the Lender);

(d)	any Obligor;

(e)	any person permitted by any Obligor;

(f)	any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure;

(g)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(h)	any other person:

(i)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(ii)
with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, a Facility, this Agreement or any Obligor;

This Clause 21 (Disclosure of Information) supersedes any previous agreement relating to the confidentiality of such information.

22.	PAYMENT MECHANICS

22.1	Payments by the Borrower

(a)
On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Lender specifies.

22.2	Payment by the Lender

Subject to any requirement in Clause 5.2 (Completion of Utilisation Request), any amounts payable to the Borrower under this Agreement shall be paid into the bank account specified by the Borrower and acceptable to the Lender or in such manner as the Lender and the Borrower shall from time to time agree.

22.3	Partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall, save only as expressly provided in paragraph (b) below, apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest or commitment fees due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

22.4	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.5	Business Days

(a)
Any payment which is due to be made on a day that is not a business day shall be made on the next business day in the same calendar month (if there is one) or the preceding business day (if there is not).

(b)
During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

22.6	Currency of account

(a)	Subject to paragraphs (b), (c) and (d) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Any repayment or prepayment of a Loan or payment of interest (including default interest) in respect of Facility B shall be made in RMB.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

23.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Lender may set off in an amount estimated by it in good faith to be the amount of that obligation without prejudice to the duty of the Lender to account for any surplus upon the amount becoming liquidated or ascertained.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name below or any substitute address, fax number or department or officer as the Parties may notify each other by not less than five business days' notice.

24.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)
if by way of letter, only when it has been left at the relevant address or five business days after being deposited in the post postage prepaid in an envelope addressed to it at that address; and, if a particular department or officer is specified as part of its address details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

24.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Day count convention

Any interest accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or as may be customary in the relevant market).

26.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be only amended or waived with the written consent of the Party against whom the amendment or waiver is claimed to be binding.

29.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by Hong Kong law.

31.	ENFORCEMENT

31.1	Jurisdiction of Hong Kong courts

(a)
The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 31.1 (Jurisdiction of Hong Kong courts) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

31.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)
irrevocably agrees to appoint in Hong Kong an agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document prior to the first Utilisation Date; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

31.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)
execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

SCHEDULE 1

COMMITMENTS

Facility A Commitment

USD35,000,000

Facility B Commitment

RMB 100,000,000

SCHEDULE 2

CONDITIONS PRECENDENT

PART A — Conditions Precedent to the First Utilisation

1.	Constitutive and Registration Documents

1.1
Receipt of copies of constitutive and organisational documents and all documents videncing the registration of the corporate Obligors with the appropriate authorities and their qualification to conduct their business as follows, each as certified by such Obligor's Secretary or Assistant Secretary:

1.1.1	the certificate of incorporation or certificates of formation, including restatements and amendments thereof, and the certificate on change of registered office or registered agent if applicable;

1.1.2	the bylaws or limited liability company agreement or limited partnership agreement or other equivalent governing documents, including amendments and supplements thereof;

1.1.3
other certificates, agreements or merger or consolidation, plans of reorganization, or other instruments which are filed with Nevada Secretary of State under Chapter 78 (Private Companies) of the Nevada Revised Statutes with the effect of amending or supplementing the certificate of incorporation; and

1.1.4
the certificate of good standing in such Obligor's jurisdiction of formation or incorporation and any other jurisdiction in which it conducts business where a qualification to conduct business as a foreign entity is required.

1.2	Receipt of copies of passport or other identification documents of the Share Pledgor.

2.	Corporate Documents

2.1
Corporate approvals: Evidence (in the form of copies of resolutions in agreed forms nd/or certified extracts from the commercial register) that all corporate or constitutional action required by any relevant law, regulation or constitutional document to be taken by the corporate Obligors to authorise:

2.1.1	the entry into the Finance Documents to which it is a party;

2.1.2	the execution by it of the Finance Documents to which it is a party; and

2.1.3	an Authorised Person to sign on behalf of it all other documents, notices and communications required to be given by or on its behalf, under or for the purposes of the Finance Documents,

has been duly taken.

2.2	Specimen signatures: Receipt of original specimen signatures of the Authorised Person or Authorised Persons referred to in Clause 2.1.3 of this Schedule.

3.	Finance Documents

3.1	Finance Documents: Execution and receipt of originals of:

3.1.1	each Finance Document; and

3.1.2	each document to be delivered to the Lender pursuant to the Finance Documents prior to the Utilisation.

3.2
Security Documents: Receipt of written confirmation from the Borrower's counsel, confirming that the Security Documents have been registered or otherwise perfected under applicable laws and regulations.

3.3
Notices: Receipt of copies of each of the notices for the time being required to be given pursuant to the terms of the Finance Documents, together with acknowledgements from each person to whom notice was given, in the form required by each such document.

3.4	Stamp duties, etc.: Evidence that all stamp, registration and similar taxes and other fees payable in connection with the Finance Documents have been paid.

3.5	Fees: Payment of all fees which, under the terms of this Agreement, are due prior to the Utilisation Date.

4.	Legal Issues

4.1	Legal opinions: Receipt of legal opinions in agreed form from:

4.1.1	King & Wood, the Hong Kong legal counsel to the Lender, relating to matters of Hong Kong law relevant to the Finance Documents; and

4.1.2	Loeb & Loeb, the Nevada and New York legal counsel to the Borrower relating to matters of the United States federal laws, the laws of the State of Nevada and the laws of the State of New York.

5.	Others

5.1	Process agents: Evidence of the acceptance by the process agents named in the Finance Documents of their appointment pursuant to the provisions of the Finance Documents.

5.2
Debt Service Account: Evidence of the Debt Service Account having been opened and maintained in accordance with Clause 1 (Opening and maintenance of Debt Service Account) of Schedule 7 (Debt Service Account).

5.3	Audited Reports: Receipt of copies of the Original Financial Statements.

5.4
Consortium Agreement: Evidence of any necessary consent and/or waiver of Baring Asia having been obtained for the transactions contemplated in the Finance Documents in connection with the obligations of the Share Pledgor under the Consortium Agreement.

PART B — Conditions Precedent to each Utilisation

6.	Utilisation Request

The Utilisation Request, duly completed and duly executed by an Authorised Person.

7.	Additional Share Pledge

7.1
(Except for the first Utilisation) Execution and receipt of the original amendment to the Share Pledge Agreement in the form set out in Schedule II to the Share Pledge Agreement in respect of additional shares of the Common Stock of the Borrower having a Share Value not less than (a) (in the case where the Common Stock of the Borrower is listed or quoted on a Trading Market) 200% or (b) (in any other case) 143% of the aggregate of the proposed Utilisation and an amount determined by the Lender to be an approximation of the expected interest payments in respect of the Loan so made within the twelve (12) month period following the proposed Utilisation Date.

7.2
Receipt of any other document required to be delivered and/or evidence of any step required to be taken having been so taken under Section 14(c) of the Share Pledge Agreement in respect of such amendment.

7.3	Receipt of the items referred to Clauses 3.2, 3.3 and 3.4 of this Schedule in respect of such amendment.

8.	Representations and Warranties

All representations and warranties in the Finance Documents are true in all material respects on and as of the Utilisation Date, before and after giving effect to the Utilisation and to the application of the proceeds therefrom, as though made on and as of such date (save for those representations and warranties which, by their terms, are made as of a specified date, which representations and warranties shall be true in all material respects as of such specified date only and save also as otherwise provided in Clause 2 (Repetition) of Schedule 4 (Representations and Warranties)).

9.	No Events of Default

No Event of Default or Potential Event of Default has occurred and is continuing, or would result from the Utilisation.

SCHEDULE 3

UTILISATION REQUEST

From:	Harbin Electric, Inc.

To:	China Development Bank Corporation Hong Kong Branch

Dated:

Dear Sirs

Harbin Electric, Inc. — USD35,000,000 and RMB10,000,000 Term Loan Facility Agreement
Dated 22 November 2010 (the " Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] 20 10 (or, if that is not a business day, the next business day)
Facility to be utilised:	[Facility A] / [Facility B]
Amount:	USD [•] / RMB [*]

3.	We confirm that each condition specified in Clause 4 (Conditions of Utilisation) and Schedule 2 (Conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan shall be credited to the following account:-

Account Holder:	[•]
Bank:	[•]
Branch:	[•]
Account No.:	[•]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Harbin Electric, Inc.

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

1.	The Borrower represents and warrants to the Lender that as at the date hereof:

(a)	Status and Due Authorisation

(i)
Each corporate Obligor is a company with limited liability duly incorporated and validly existing under the laws of its place of incorporation with power to enter into each Finance Document to which it is a party and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorise its execution of each Finance Document to which it is a party and the performance of its obligations thereunder have been duly taken. It has the power to own its assets and carry on its business as it is being conducted.

(ii)
The Share Pledgor has the capacity and power to enter into each Finance Document to which he is a party and to exercise his rights and perform his obligations thereunder and all action required to authorise his execution of each Finance Document to which he is a party and the performance of his obligations thereunder have been duly taken.

(b)	Execution, Delivery and Performance

The execution, delivery and performance by each of the Obligors of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder does not and will not:

(i)
conflict with any existing agreement or other instrument to which it is a party or which is binding upon it or any of its assets other than any such conflict which has been effectively waived by the relevant counterparty prior to the date of this Agreement;

(ii)	(in the case of a corporate Obligor) conflict with its memorandum and articles of association or constitutional documents;

(iii)	conflict with any applicable law, regulation or official or judicial order currently in effect; or

(iv)	result in the existence of, or oblige it to create any security interest over all or any of its present or future revenues or assets save as expressly contemplated by the Security Documents.

(c)	Authorisations

All authorisations and necessary approvals from any governmental or regulatory body and all material third party consents required in connection with the entry into, performance, validity, enforceability or admissibility in evidence of, and the transactions contemplated by, the Finance Documents to which the Borrower or any other Obligor is a party and to enable the Borrower or any other Obligor or any other Group Company to conduct its business and perform its obligations as contemplated in the Finance Documents, which are then required to have been obtained or effected in accordance with such Finance Documents or applicable law or regulation including all applicable securities laws and regulations in the United States are in full force and effect and with respect to any authorisations and necessary approvals which are not required to be obtained or effected until a later date, the Borrower has reasonable grounds to believe that such authorisations and necessary approvals will be obtained and will be in full force and effect when so required.

(d)	Binding Obligations

The obligations expressed to be assumed by each of the Borrower and the other Obligors in each Finance Document to which it is a party are legal and valid obligations binding on the Borrower or such Obligor, as the case may be, and enforceable in accordance with the terms of such Finance Document.

(e)	No Proceedings

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or threatened against the Borrower or any other Group Company or any other Obligor or any of their respective affiliates which could reasonably be expected to have a material adverse effect or otherwise affect the legality, validity, binding effect or enforceability of any Finance Document.

(f)	No Event of Default

No Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of the Utilisation.

(g)	Law and Jurisdiction

The choice of Hong Kong law or the laws of the State of New York (as the case may be) as the governing law in the Finance Documents will be recognised and upheld in the jurisdictions in which the relevant Obligors are incorporated or reside. Any judgment obtained in Hong Kong or in the State of New York (as the case may be) in relation to a Finance Document will be recognised and enforced in the jurisdictions in which the relevant Obligors are incorporated or reside.

(h)	Deduction of Tax

Neither the Borrower nor any other Obligor is required under any applicable law to make any deduction for or on account of Tax from any payment it may make under any Finance Document, save for any withholding tax which may arise in respect of any interest payable by the Borrower hereunder under the applicable federal laws of the United States or the laws of the State of Nevada.

(i)	Full Disclosure

Any written information provided by the Borrower was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and any financial projections have been prepared on the basis of recent information and on the basis of reasonable assumptions. Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided taken as a whole being untrue or misleading in any material respect.

(j)	Financial Statements

The Original Financial Statements were prepared in accordance with GAAP consistently applied and give a true and fair view and represent the financial condition and operations of the Group during the financial year save to the extent expressly disclosed in such financial statements.

(k)	Security

Each Security Document confers the Security Interests purported to be conveyed thereby over the assets referred to in such Security Document and such assets are not subject to any prior Security Interests.

(l)	Claims Pari Passu

The claims of the Lender against each of the Borrower and the other Obligors under the Finance Documents will rank at least paid passu as to priority of payments with the claims of all its other unsecured, unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(m)	Immunity

Neither the Borrower, any other Obligor nor any of its assets are entitled to immunity from suit, execution, attachment or other legal process.

(n)	Taxes, Returns and Payments

Each of the Borrower and the other Group Companies has filed or caused to be filed all tax returns which are required to be filed by it and has paid or caused to be paid all taxes shown to be due or payable on such returns or on any assessment received by it, to the extent such taxes have become due and payable in a timely manner, except those taxes the validity, application or amount of which is being contested by it in good faith (and for the payment of which adequate reserves have been provided, being not less than an amount which would be required to be reserved in accordance with the applicable accounting standards) by appropriate proceedings being diligently pursued.

(o)	No Winding-up

No corporate action nor any other steps have been taken or legal proceedings have been started or (to the best of the Borrower's knowledge and belief) threatened for the bankruptcy, winding-up, dissolution, administration or insolvent re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any Obligor or any Group Company or to any or all of its assets or revenues.

(p)	Nevada

The Lender is not and will not be deemed to be resident, domiciled or carrying on business in the State of Nevada or the United States by reason only of the execution, delivery, performance or enforcement of the Finance Documents to which any of them is party. It is not necessary under the laws of the State of Nevada or the federal laws of the United States (i) in order to enable the Lender to enforce its rights under the Finance Documents or (ii) by reason of the execution, delivery and performance of the Finance Execution Documents by the Lender that it be licensed, qualified or otherwise entitled to carry on business in the State of Nevada or the United States.

2.	REPETITION

The Borrower shall be deemed to have repeated each of the representations and warranties set out in Clause 1 (Representations and Warranties) of this Schedule 4 on the date on which a Utilisation Request is issued and on each Utilisation Date with reference to the facts and circumstances then subsisting.

SCHEDULE 5

UNDERTAKINGS

PART A — INFORMATION UNDERTAKINGS

1.	INFORMATION COVENANTS

1.1	Financial Statements

The Borrower shall:

1.1.1	within 90 days of the end of each of its financial years, deliver to the Lender, in sufficient copies, its audited consolidated financial statements for such financial year.

1.1.2	within 45 days of the end of each quarter of its financial year, deliver to the Lender, in sufficient copies, its unaudited consolidated financial statements for such quarter of the financial year.

1.2	Requirements as to Financial Statements

The Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 1.1 (Financial Statements) of this Schedule 5 (Undertakings) is certified by a director of the Borrower as having been prepared in accordance with GAAP.

1.3	Compliance Certificate

1.3.1
The Borrower shall deliver to the Lender, within 90 days after the end of each financial year of the Borrower, a compliance certificate stating that a review of the activities of the Borrower during the preceding financial year has been made with a view to determining whether the Borrower and its subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to the person signing such certificate ' that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and there is no default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Potential Event of Default or Event of Default shall have occurred, (subject to Clause 1.5 (Insider Information) of this Schedule) describing all such Potential Event of Default or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which repayment of the Loan(s) and payment of any interest accrued and any other amount payable under this Agreement is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

1.3.2	Each compliance certificate delivered pursuant to Clause 1.3.1 of this Schedule shall be signed by a director of the Borrower.

1.4	Other Information

The Borrower shall supply to the Lender (in sufficient copies):

1.4.1	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

1.4.2
promptly, any announcement, notice or other document relating specifically to the Borrower posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Borrower are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Borrower;

1.4.3
(subject to Clause 1.5 (Insider Information) of this Schedule) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any other Group Company, and which might, if adversely determined, have a material adverse effect;

1.4.4
(subject to Clause 1.5 (Insider Information) of this Schedule) promptly, such further information regarding the financial condition, business and operations of the Borrower or any other Group Company as the Lender may reasonably request; and

1.4.5
promptly, notice of any change in any Authorised Person of any corporate Obligor signed by a director or company secretary of such corporate Obligor accompanied by the specimen signature of any new Authorised Person.

1.5	Insider Information

The Borrower hereby acknowledges that the Lender does not wish to receive material non-public information with respect to the Borrower or its securities for the purpose of United States federal and state securities laws ("Insider Information"). The Borrower hereby agrees that it will use commercially reasonable efforts to omit any Insider Information from any notice, document or information required to be provided to the Lender under Clauses 1.3 (Compliance Certificate), 1.4 (Other Information) and 2.1 (Notification and Default) of this Schedule and that by delivering such notice, document or information to the Lender, the Borrower shall be deemed to have authorized the Lender to treat such notice, document or information as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws.

PART B - POSITIVE UNDERTAKINGS

2.	POSITIVE UNDERTAKINGS

The Borrower shall comply with the following positive covenants:

2.1	Notification of Default.

Subject to Clause 1.5 (Insider Information) of this Schedule, the Borrower shall promptly inform the Lender of the occurrence of any Event of Default or Potential Event of Default of which it becomes aware and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default or Potential Event of Default has, to the best of its knowledge, occurred.

2.2	Corporate Existence

The Borrower shall and shall procure each corporate Obligor and each other Group Company maintain its corporate existence and its right to carry on operations.

2.3	Authorisations

The Borrower shall obtain, maintain in full force and effect and comply with the terms of and if requested, supply certified copies to the Lender of each authorisation, approval and registration required under any applicable law or regulation including all applicable securities laws and regulations in the United States to enable it to perform its obligations under, or for the validity, enforceability or admissibility of, any Finance Document.

2.4	Ranking

The Borrower shall ensure that at all times the claims of Event of Default or Potential Event of Default against each of the Borrower and the other Obligors under the Finance Documents will rank at least pari passu with the claims of its other unsecured creditors other than those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

2.5	Compliance with Law and Taxes

The Borrower shall and shall procure each other Group Company to comply in all material respects with all applicable laws and regulations to which it is subject and to file all relevant tax returns and pay all taxes promptly upon the same becoming due except to the extent taxes are being contested in good faith (and adequate reserves have been provided in relation thereto in an amount not less than that which would be required to be reserved in accordance with GAAP).

2.6	Accounting Records

The Borrower shall and shall procure each other Group Company at all times maintain proper and accurate books and records prepared in accordance with GAAP.

2.7	Security - General Covenants

(i)
The Borrower shall duly make all such filings and registrations with the relevant authorities as may be necessary in connection with the creation, perfection or protection of any security interest which it may, or may be required to, create in connection with the Security Documents (including, without limitation, any mortgage amendment registration formalities and foreign security amendment registration formalities in connection with a change in the particulars of any of the Security Documents);

(ii)
The Borrower shall promptly make payment of all relevant fees, charges and taxes payable in relation to any Security Documents and all notarisation and registration fees in relation to the Security Documents from time to time and produce to the Lender copies of receipts or other evidence of such payments duly certified by an Authorised Person;

(iii)
The Borrower shall procure that no person shall be or become entitled to assert any proprietary or other like right or interest which might affect the value of the subject matter under any of the Security Documents without the prior written consent of the Lender;

(iv)
The Borrower shall at all times keep the Lender indemnified against all actions, suits, claims, costs and expenses which may be incurred or sustained on account of the non-payment of any sum pursuant to this Clause 2.7 (Security - General Covenants) or any other provision of a Security Document or the breach or non-performance of the covenants, obligations and agreements herein contained;

(v)
The Borrower shall provide the Lender with copies of all notices to or from all relevant government authorities or otherwise relating to the Security Documents within fourteen (14) days of the service of such notices and comply with all governmental or other legal requirements and notices in respect of the Security Documents; and

(vi)
The Borrower shall take and procure to be taken all such action as is reasonably available to it to register, perfect and protect the security intended to be conferred on the Lender by or pursuant to the terms of the Security Documents.

2.8	Access

The Borrower shall and shall procure each other Group Company to allow the Lender, its representatives or the auditors or consultants engaged by the Lender to have reasonable access to any premises of the Borrower or any other Group Company so as to carry out inspection or conduct financial review or audit on them upon prior reasonable notice to the Borrower. The Borrower shall, and shall procure each other Group Company to, fully cooperate with the Lender and its auditors and consultants and provide such information as requested for the purpose of the review or audit.

2.9	Application of Facility Amount

The Borrower shall utilise the proceeds of the Facility for the purposes set out in Clause 3.1 (Purpose).

2.10	Debt Service Account

The Borrower shall at all times maintain and operate the Debt Service Account strictly in accordance with the provisions in Schedule 7 (Debt Service Account) notwithstanding any other terms upon which monies have been deposited in the Debt Service Account.

2.11	Additional Collateral

Within five (5) business days after the occurrence of a Triggering Event (as defined in the Share Pledge Agreement), the Borrower shall notify the Lender and provide such additional security as is required pursuant to the Share Pledge Agreement.

PART C - NEGATIVE UNDERTAKINGS

3.	NEGATIVE UNDERTAKINGS

Save as otherwise agreed by the Lender, the Borrower shall comply with the following negative covenants.

3.1	Financing and Guarantees

The Borrower shall not and shall procure each other Group Company not to make any financing, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (save as contemplated in any Finance Document) to or for the benefit of any person, or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person.

3.2	Negative Pledge

The Borrower shall not and shall procure each other Group Company not to create or permit to subsist any Security Interest over all or any of its present or future revenues or assets other than Permitted Security Interests.

3.3	No Amendments

The Borrower shall not and shall procure each other Group Company not to cause or agree to the amendment, modification or variation of the terms of its memorandum and articles of association or articles of association (or such equivalent constitutional documents), in any material respect and shall not terminate, amend, vary or grant any waivers under any of the Finance Documents save as otherwise specifically provided for herein.

3.4	Disposals

The Borrower shall not and shall procure each other Group Company not to sell, lease, transfer or otherwise dispose of any asset by one or more transactions or series of transactions (whether related or not) other than in the ordinary course of the Related Business. The Borrower shall not and shall procure each other Group Company not to directly or indirectly dispose of a substantial part of its assets or undertaking related to the Related Business without the consent of the Lender in writing.

3.5	Merger

The Borrower shall not and shall procure each other Group Company not to merge or consolidate with any other person or participate in any other type of corporate reconstruction without the consent of the Lender in writing.

3.6	Financial Year

The Borrower shall not and shall procure each other Group Company not to permit any change to its financial year end without the consent of the Lender.

3.7	Shareholder Loan

Where the Borrower applies any of the proceeds of the Facilities to fund any shareholder loan to any Group Company, the Borrower shall not assign, transfer or otherwise deal with any interest in such shareholder loan or the relevant shareholder loan agreement or any part thereof or create or permit to subsist any Security Interest thereon or agree or purport to do any of the foregoing without the prior written consent of the Lender.

SCHEDULE 6

EVENTS OF DEFAULT

Each of the following events or circumstances set out below shall constitute an Event of Default.

1.	Failure to Pay

Any Obligor fails to pay any amount payable under any Finance Document when due.

2.	Misrepresentation

Any representation or warranty made by any Obligor in any Finance Document or in any notice or certificate delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading when made or deemed to be made.

3.	Obligations

3.1
Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 2.1 (Notification of Default), Clause 2.2 (Corporate Existence), Clause 2.4 (Ranking), Clause 3.1 (Financing and Guarantees) and Clause 3.2 (Negative Pledge) of Schedule 5 (Undertakings) or any of the covenants in Schedule 7 (Debt Service Account).

3.2
Any Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Document to which it is a party and, if capable of remedy, such failure is not remedied within fifteen (15) days after the Lender has given notice to the Borrower or such Obligor or the Borrower or such Obligor becomes aware of the failure to perform or comply.

4.	Cross default

4.1
Any Financial Indebtedness of the Borrower or any other Group Company in an aggregate amount in excess of USD5,000,000 or its equivalent is not paid when due nor within any originally applicable grace period.

4.2
Any Financial Indebtedness of the Borrower or any other Group Company in an aggregate amount in excess of USD5,000,000 or its equivalent is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

4.3
Any commitment for any Financial Indebtedness of the Borrower or any other Group Company in an aggregate amount in excess of USD5,000,000 or its equivalent is cancelled or suspended by a creditor of the Borrower or the Borrower or any of its subsidiaries as a result of an event of default (however described).

4.4
Any creditor of the Borrower or any other Group Company becomes entitled to declare any Financial Indebtedness of the Borrower or any other Group Company in an aggregate amount in excess of USD5,000,000 or its equivalent due and payable prior to its specified maturity as a result of an event of default (however described).

5.	Insolvency Events

5.1	The Borrower, or any other Group Company:

(a)	files a petition in bankruptcy or takes any action for its rehabilitation, liquidation, winding-up or dissolution;

(b)	commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(c)	consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(d)	consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(e)	makes a general assignment for the benefit of its creditors;

(f)	is unable or admits in writing its inability to pay its debts as they become due otherwise admits its insolvency; or

(g)
stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness, by reason of actual or anticipated financial difficulties, or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

5.2	Any bankruptcy or insolvency proceedings or other proceedings under any Bankruptcy Law are commenced against the Borrower, the Borrower or any of its subsidiaries.

5.3	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Borrower or any other Group Company;

(b)	appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Borrower or any other Group Company; or

(c)	orders the liquidation of the Borrower or any other Group Company.

5.4
For the purpose of this Clause 5 (Insolvency Event), "Bankruptcy Law" means any law in any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganisation or relief of the debtors.

6.	Judgment

Any legal proceedings, judgment or arbitration award (when aggregated with any outstanding unstayed or unsatisfied proceedings judgement or award against the Borrower, the Borrower or any of the subsidiaries) in excess of US$5,000,000 or its equivalent aggregate is rendered against the Borrower or any other Group Company, and remains unstayed or unsatisfied for 30 consecutive days.

7.	Expropriation

The confiscation, expropriation or nationalization by any governmental agency of any assets of the Borrower or any other Group Company if such confiscation, expropriation or nationalization would have a material adverse effect; or if such revocation or repudiation could reasonably be expected to have a material adverse effect, the revocation or repudiation by any government agency of any previously granted authorisation that is material to the operation of the Related Business; or the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on the Borrower or other Group Company, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.

8.	Repudiation

Any Obligor repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document to which it is a party.

9.	Illegality

(a)	At any time it is or becomes unlawful for any of the Obligors to perform or comply with any or all of its material obligations under any Finance Document to which it is a party.

(b)	At any time any of the material obligations of any of the Obligors under any Finance Document to which it is a party are not or cease to be legal, valid and binding.

(c)
Any authorisation or necessary approval referred to in Clause 2.3 (Authorisations) of Schedule 5 (Undertakings) is revoked, terminated or withdrawn and such has or is likely to have a material adverse effect.

10.	Security Documents

The security purported to be created by any of the Security Documents shall cease to constitute a valid, first ranking, security interest in the assets expressed to be subject thereto or is or becomes subject to any other security interest (other than a Security Interest permitted under the Finance Documents); or any Security Document shall (i) cease to be in full force and effect or (ii) cease to give the Lender all of the material rights, powers and privileges purported to be created thereby.

11.	Constitutive Documents

The Borrower or any other Group Company amends or modifies their respective constitutive documents in such a manner that would have a material adverse effect.

12.	Other Business

The Borrower shall, or shall permit or any other Group Company to, directly or indirectly, engage in or carry on any business other than in the ordinary course of business presently engaged in by it (including with respect to an arrangements with respect to the business) as consistent with the past custom and practice of the Group and permitted under all necessary licenses, consents, authorizations, approvals orders, certificates and permits duly obtained by the Borrower or any other Group Company.

13.	Disposal of Related Business

The Borrower shall, or shall permit or any other Group Company, directly or indirectly, dispose of or agree to dispose of a substantial part of its assets or undertaking relating to the Related Business, without the prior written consent of the Lender.

14.	Listing Status of the Borrower

The Borrower fails to maintain the trading of its Common Stock on the New York Stock Exchange or the Nasdaq Global Select Market or the Nasdaq Global Market without the prior written consent of the Lender.

15.	Material Adverse Change

There has occurred a Material Adverse Change.

SCHEDULE 7

DEBT SERVICE ACCOUNT

1.	Opening and maintenance of Debt Service Account

The Borrower shall open and maintain a bank account (the "Debt Service Account") with the Lender for the purpose set out in this Schedule.

2.	Operation of Debt Service Account

2.1
The Borrower undertakes, until the Release Date, not to make or authorise any withdrawals from the Debt Service Account except in accordance with the following provisions of this Clause 2 (Operation of Debt Service Account) and this Schedule.

2.2
At any time during the period of thirty (30) days prior to any Interest Payment Date or Repayment Date, the Borrower shall ensure that the credit balance of the Debt Service Account is not less than the scheduled repayment of the Loan(s) and payment of interest accrued and any other amount payable under the Finance Documents for that Interest Payment Date or Repayment Date.

2.3
The Borrower may make or authorise withdrawals and transfers from Debt Service Account only with the Lender's consent and for the purposes of repayment of the Loan(s) outstanding or any part thereof or in payment of any interest accrued and any other amounts due and payable by the Borrower under the Finance Documents.

2.4	The Lender is authorised to make withdrawals and transfers from the Debt Service Account in such amount and at such time as it shall determine for the purposes set out in this Schedule.

EXECUTION

IN WITNESS WHEREOF the parties have executed this Agreement on the date first mentioned above.

BORROWER

HARBIN ELECTIC, INC

By	:	YANG TIANFU

/s/ Tianfu Yang

Address	:	No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu,

Harbin, People's Republic of China 150060

Fax	:	86-451-8611-6799

LENDER

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

By	:	/s/ Wang Wu Ping(王武平)

Address	:	Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour
View Street, Central, Hong Kong

Fax	:	+852 2530 4083

Attention	:	Mr. Meng Zhongwen